EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS FIRST QUARTER RESULTS

Bensalem, PA, June 3, 2010 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three month period ended May 1, 2010.

Results for the quarter, compared to the same quarter of the prior year, include:

•
Net sales decreased $33.3 million or 6.2% to $504.8 million, reflecting the impact of 144 net store closings over the previous twelve months, a 2% decrease in comparable store sales, a decrease in the Company’s Direct-to-Consumer Segment’s sales related to the closing of the Lane Bryant Woman catalog and shoetrader.com in the first half of fiscal year 2009, and a 36% increase in e-commerce sales.  For the quarter, period-end same store inventories on a cost basis increased 9%;

•
Gross profit was $276.6 million in the quarter, reflecting a decrease of $11.0 million, or 3.8%.  Gross margin improved 140 basis points to 54.8% of sales, partially offsetting the impact of the 6.2% sales decline;

•	Total operating expenses, excluding certain charges, decreased $11.9 million, or 4.3% (refer to GAAP to non-GAAP reconciliation, below);
•
Adjusted EBITDA was $25.2 million in the quarter, reflecting a decrease of $2.3 million, or 8.4% (refer to GAAP to non-GAAP reconciliation, below).  Adjusted EBITDA as a percent of sales declined by 10 basis points to 5.0%;

•	Income from operations excluding certain charges improved by $0.9 million, or 12.7% (refer to GAAP to non-GAAP reconciliation, below);
•
Income tax benefit was $0.7 million in the current quarter, related to a reduction in the valuation allowance, compared to an income tax provision of $4.7 million in the year ago period, related to an increase in the liability for unrecognized tax benefits;

•	Net income on a GAAP basis was $3.9 million, or $0.03 per diluted share, compared to a net loss of $(6.6) million, or $(0.06) per diluted share in the prior year period;
•	An increase in the Company’s cash position for the quarter ended May 1, 2010 to $191 million, compared to $187 million for the period ended January 30, 2010;
•	Total liquidity of $336 million, including $191 million in cash and $145 million of net availability under the Company’s undrawn committed line of credit.

Commenting on the results for the quarter, Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. said, “Our capital base and liquidity profile remain solid.  During the quarter, we began to make progress in our efforts to stabilize and begin to grow our business.  Our same store sales comp improved from (13)% and (12)% in the third and fourth quarters of last year, respectively, to (2)% in the first quarter.  For the quarter, our adjusted EBITDA was $25.2 million compared to $27.5 million in the year ago period, as we partially mitigated our comp-driven decline in gross profit dollars with expense reductions and margin rate improvement from the elimination of certain businesses.

“During the third quarter of last year, we reassessed direction for Lane Bryant’s assortments, and as a result of that work, made a number of improvements in our Spring 2010 assortments, including refocusing on our core moderate customer, and launching core tops programs, such as Supima® Cotton knit tops (the cashmere of cotton), and casual woven shirts (the perfect shirt), and introducing new assortments in swimwear and footwear.   Our Lane Bryant same store sales comp for the first quarter was (3)%, which contrasted to (14)% and (15)% in the third and fourth quarters of last year, respectively.  Late in the quarter, we introduced a national media campaign which, coupled with a controversy surrounding our ‘sexy’ Cacique spot, created phenomenal excitement for our customer and our brands.  During the fourth quarter of last year, we reassessed direction for Fashion Bug's assortments and as a result repositioned our customer targeting, beginning to bring the fun, sexy and sassy side back to Fashion Bug’s assortments.  Our Fashion Bug same store sales comp for the first quarter was (2)%, which contrasted to (14)% and (8)% in the third and fourth quarters of last year, respectively.  Finally, our consolidated internet business was up 36% for the quarter, benefiting from the August 2009 launch of our new websites and the February 2010 launch of our universal shopping cart along with ‘free ship to store’ and ‘$7 ship to home’.  We remain focused on our key priorities: (1) Focus on the Customer; (2) Stabilize and Begin to Grow Profitable Revenue; (3) Increase EBITDA; (4) Increase Cash Flow; and (5) Employee Empowerment with Accountability.”

First Quarter Consolidated Results

•
Net sales for the three months ended May 1, 2010 decreased $33.3 million or 6.2% to $504.8 million, compared to $538.1 million for the three months ended May 2, 2009.  The decrease in sales was primarily as a result of the impact of 149 store closings and 5 store openings during the last four quarters, a 2% decrease in comparable store sales, a decrease in the Company’s Direct-to-Consumer Segment’s sales related to the closing of the Lane Bryant Woman catalog and shoetrader.com in the first half of fiscal year 2009, and an increase in e-commerce sales.  E-commerce sales increased 36% to $31.6 million, compared to $23.3 million in the year ago period.  Comparable store sales declined 3%, 2% and 3% at the Company’s Lane Bryant, Fashion Bug and Catherines brands, respectively.

•
Gross profit decreased $11.0 million, or 3.8% to $276.6 million in the quarter, compared to $287.6 million in the same quarter last year, related to lower sales volumes, partially offset by improvement in the gross margin rate.  The gross margin improved by 140 basis points to 54.8% for the quarter ended May 1, 2010, compared to 53.4% for the quarter ended May 2, 2009.  The year over year change was related to the closing of the Lane Bryant Woman catalog and shoetrader.com businesses and liquidation of related inventories in the first half of fiscal year 2009, and modest improvement in the gross margin at Lane Bryant, somewhat offset by lower gross margins at Fashion Bug and Catherines as a result of higher markdowns on early Spring merchandise.

•
Total operating expenses, excluding restructuring charges, decreased $11.9 million, or 4.3% to $268.2 million in the quarter, compared to $280.1 million in the same quarter last year, primarily related to a decrease in Occupancy and Buying expense of $10.3 million, or 10.1%, associated with lower rent expense as a result of the operation of fewer stores and lease renegotiations (refer to GAAP to non-GAAP reconciliation, below).

•
The quarter ended May 1, 2010 included restructuring charges of $0.9 million, primarily for lease termination charges related to the Company’s store closing program as announced on March 30, 2010.    The quarter ended May 2, 2009 included restructuring charges of $8.7 million related to previously announced consolidation and streamlining initiatives.

•
Adjusted EBITDA was $25.2 million in the quarter, reflecting a decrease of $2.3 million, or 8.4%, primarily related to decreases in gross profit (refer to GAAP to non-GAAP reconciliation, below).  Adjusted EBITDA as a percent of sales decreased 10 basis points to 5.0%;

•
Income from operations, excluding restructuring charges, improved by $0.9 million, or 12.7%, to $8.4 million.  The prior year period’s income from operations, excluding restructuring charges, was $7.4 million (refer to GAAP to non-GAAP reconciliation, below).

•
Net income, including restructuring charges, increased by $10.5 million, and benefited from lower occupancy expense and restructuring charges and the recording of a tax benefit in the current year, compared to a tax provision in the year ago period, partially offset by a decrease in gross profit.

Commenting on the Company’s liquidity and the quarter, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity continued to increase and remained at very healthy levels throughout the period.  We continue to carefully manage our inventory investments to provide a better-balanced assortment with a stronger focus on core merchandise, coupled with meeting the fashion needs of our customer.  Diluted earnings per share improved to $0.03 for the quarter, compared to diluted loss per share of $(0.06) in the year ago period.”

Sales results for the three month periods ended May 1, 2010 and May 2, 2009 were:

	Net Sales for the Three Months Ended 5/1/10 ($ millions)	Net Sales for the Three Months Ended 5/2/09 ($ millions)	Total Net Sales Change	Comparable Store Sales Change for the Three Months Ended 5/1/10
Lane Bryant Stores(1)	$246.2	$253.8	-3%	-3%
Fashion Bug Stores	165.9	181.4	-9%	-2%
Catherines Stores	80.0	78.7	+2%	-3%
Catalog Sales	12.7	19.4	-35%	NA
Other (2)	-	4.8	NA	NA
Consolidated	$504.8	$538.1	-6%	-2%

(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Outlet Stores, Corporate and Other.

Charming Shoppes, Inc. will host its first quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At May 1, 2010, Charming Shoppes, Inc. operated 2,128 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. During the three months ended May 1, 2010 the Company relocated 5, converted 28 and closed 21 retail stores.  The Company ended the period with 854 Lane Bryant and Lane Bryant Outlet stores, 790 Fashion Bug and Fashion Bug Plus stores and 484 Catherines stores, comprising approximately 13,862,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three Months Ended May 1, 2010 and May 2, 2009

(Pre-tax $ in millions)	3 Months Ended 5/1/10	3 Months Ended 5/2/09
Total operating expenses, on a GAAP basis	$269.1	$288.8
Restructuring charges	0.9	8.7
Total operating expenses excluding the above items	$268.2	$280.1

Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three Months Ended May 1, 2010 and May 2, 2009

(Pre-tax $ in millions)	3 Months Ended 5/1/10	3 Months Ended 5/2/09
Income / (Loss) from operations, on a GAAP basis	$7.5	$(1.3)
Restructuring charges	0.9	8.7
Income from operations, excluding the above items, on a non-GAAP basis	$8.4	$7.4
Depreciation and amortization	16.8	20.1
Adjusted EBITDA	$25.2	$27.5

Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure of our executives and their management teams to successfully implement the Company's business plans, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure of the growth of the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments, in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

			1st Quarter		1st Quarter
			Ended		Ended
	Percent		May 1,	Percent	May 2,	Percent
(in thousands, except per share amounts)	Change		2010	of Sales (a)	2009	of Sales (a)

Net sales	(6.2	) %	$504,805	100.0%	$538,136	100.0%

Cost of goods sold	(8.9)		228,216	45.2	250,561	46.6
Gross profit	(3.8)		276,589	54.8	287,575	53.4

Occupancy and buying	(10.1)		92,224	18.3	102,556	19.1
Selling, general, and administrative	1.1		159,173	31.5	157,502	29.3
Depreciation and amortization (b)	(16.3)		16,811	3.3	20,082	3.7
Restructuring charges (c)	(89.8)		889	0.2	8,705	1.6
Total operating expenses	(6.8)		269,097	53.3	288,845	53.7

Income/(loss) from operations	689.9		7,492	1.5	(1,270)	(0.2)

Other income, principally interest	(30.3)		138	0.0	198	0.0
Gain on repurchase of debt (d)	(100.0)		0	0.0	4,251	0.8
Non-cash interest expense	(25.9)		(2,137)	(0.4)	(2,884)	(0.5)
Interest expense	9.4		(2,337)	(0.5)	(2,136)	(0.4)

Income/(loss) from operations before income taxes	271.4		3,156	0.6	(1,841)	(0.3)
Income tax (benefit)/provision	(115.7)		(739)	(0.1)	4,720	0.9

Net income/(loss)	159.4%		$3,895	0.8%	$(6,561)	(1.2	) %

Income/(loss) per share:
Basic:
Net income/(loss)			$0.03		$(0.06)
Weighted average shares outstanding			116,003		115,180

Diluted:
Net income/(loss)			$0.03		$(0.06)
Weighted average shares outstanding			118,413		115,180

(a) Results may not add due to rounding.

(b) Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)  Fiscal 2010 costs primarily relate to lease termination charges for our store closing program announced in the Fiscal 2009 4th Quarter.

Fiscal 2009 costs are related to our multi-year transformational initiatives and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog business; the shutdown of Lane Bryant Woman catalog; and the outsourcing of our e-commerce platform.

(d)  During Fiscal 2009 1st Quarter we repurchased 1.125% Notes with an aggregate principal amount of $13,500 for an aggregate purchase price of $5,631, and recognized a gain on the repurchase of $4,251, net of unamortized issue costs of $180.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	May 1,	January 30,
(In thousands, except share amounts)	2010	2010
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$191,328	$186,580
Available-for-sale securities	0	200
Accounts receivable, net of allowances of $5,964 and $5,345	8,691	33,647
Merchandise inventories	303,199	267,525
Deferred taxes	7,375	5,897
Prepayments and other	139,283	128,053
Total current assets	649,876	621,902

Property, equipment, and leasehold improvements – at cost	1,027,569	1,026,815
Less accumulated depreciation and amortization	731,548	721,732
Net property, equipment, and leasehold improvements	296,021	305,083

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	23,936	24,104
Total assets	$1,180,401	$1,161,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$143,972	$126,867
Accrued expenses	151,568	153,175
Current portion – long-term debt	6,333	6,265
Total current liabilities	301,873	286,307

Deferred taxes	52,557	52,683
Other non-current liabilities	184,326	186,175
Long-term debt, net of debt discount of $39,968 and $42,105	172,084	171,558

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,434,954 shares and 154,234,657 shares	15,443	15,423
Additional paid-in capital	505,745	505,033
Treasury stock at cost – 38,571,746 shares	(348,241)	(348,241)
Retained earnings	296,614	292,719
Total stockholders’ equity	469,561	464,934
Total liabilities and stockholders’ equity	$1,180,401	$1,161,657

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
(In thousands)	2010	2009

Operating activities
Net income/(loss)	$3,895	$(6,561)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities
Depreciation and amortization	17,039	20,524
Stock-based compensation	1,074	1,710
Accretion of discount on 1.125% Senior Convertible Notes	2,137	2,884
Deferred income taxes	(1,604)	1,246
Gain on repurchases of 1.125% Senior Convertible Notes	0	(4,251)
Write-down of capital assets	0	3,828
Net loss from disposition of capital assets	538	143
Net loss from securitization activities	0	1,225
Changes in operating assets and liabilities
Accounts receivable, net	24,956	25,279
Merchandise inventories	(35,674)	(32,072)
Accounts payable	17,105	46,295
Prepayments and other	(10,853)	(11,547)
Accrued expenses and other	(4,427)	(13,464)
Net cash provided by operating activities	14,186	35,239

Investing activities
Investment in capital assets	(7,763)	(4,702)
Proceeds from sales of securities	200	7,471
(Increase)/decrease in other assets	10	(449)
Net cash provided/(used) by investing activities	(7,553)	2,320

Financing activities
Repayments of long-term borrowings	(1,543)	(1,841)
Repurchases of 1.125% Senior Convertible Notes	0	(5,631)
Net (payments)/proceeds from shares issued under employee stock plans	(342)	39
Net cash used by financing activities	(1,885)	(7,433)

Increase in cash and cash equivalents	4,748	30,126
Cash and cash equivalents, beginning of period	186,580	93,759
Cash and cash equivalents, end of period	$191,328	$123,885